Exhibit 10.1
February 13, 2007
James L. Fares
3260 Whipple Road
Union City, California 94587
RE: Amendment to Change-in-Control Agreement
Dear Mr. Fares:
     This letter (this “Amendment”) amends that certain Change-in-Control Agreement (the “Original Agreement”) entered into by and between you and Questcor Pharmaceuticals, Inc., a California corporation (“Questcor”) in connection with your commencement of employment at Questcor. Unless otherwise modified by this Amendment, the Original Agreement remains in full force and effect.
     This Amendment, once fully executed and delivered by Questcor and you, entitles you to receive the benefits set forth in this Amendment in the event of certain Changes in Control (as defined in The Questcor Pharmaceuticals Incorporated 1992 Stock Option Plan (the “1992 Plan) or the 2006 Equity Incentive Award Plan (the “2006 Plan”). You shall receive no benefits under this Amendment unless there has been a Change in Control.
     1. Accelerated Vesting. Section 1 of the Original Agreement is amended and restated its entirety to read as follows:
     “Notwithstanding anything to the contrary in Section 11 of the Plan (other than Sections 11(a) and 11(h) of the 1992 Plan and Section 12.2(a) and 12.2(e) of the 2006 Plan), in the event that a Change in Control occurs, and your employment with the Company is terminated as a result of an Involuntary Termination (as defined below) at any time within the twelve (12) month period commencing on the date of such Change in Control, one-hundred percent (100%) of the then-unvested shares of Questcor’s common stock subject to each of your outstanding stock options and one-hundred percent (100%) of your restricted shares subject to vesting will become immediately vested and exercisable on the date of your Involuntary Termination. The Company shall cause each option agreement evidencing the grant of stock options to you (each, an “Option Agreement”) under the 1992 Plan or the 2006 Plan to reflect the accelerated vesting provisions set forth in this Amendment.”
     2. Cash Severance. In the event that a Change in Control occurs, and your employment with the Company is terminated as a result of an Involuntary Termination (as defined below) at any time within the twelve (12) month period commencing on the date of such Change in Control, you will receive severance compensation equal to the sum of (i) an amount equal to the product of your minimum annual base salary in effect as of the date of termination multiplied by the number two (2), plus (ii) an amount equal to the product of your target bonus as established by the Board of Directors or its Compensation Committee for the year during which the termination takes place multiplied by the number two (2) (the “Severance Payment”). If payment is due to you as a result of you terminating your employment for Good Reason, then the Severance Payment shall be paid as follows: (1) if, on the date you terminate your employment for Good Reason, the Company is a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), then you will be entitled to receive such payment in a single lump sum on the first business day that occurs at the end of the period commencing on the date of termination and ending six months after the last day of the calendar month in which the date of termination occurs (e.g., if you terminate your employment on March 15, 2007, the Company will pay the amount specified herein on the first business day immediately following September 30, 2007); (2) however, if the Company is not a reporting company under the Exchange Act at the time you terminate your employment for Good Reason, you shall be entitled to receive such payment in a single lump sum on the fifth business day following your termination of employment. If paid upon a Change in Control, the Severance Payment shall be in lieu of, and not in addition to, the payment of any cash severance payments that you may otherwise be entitled to under your Offer Letter.
     3. At-Will Employment. Nothing contained in this Amendment shall (i) confer upon you any right to continue in the employ of the Company, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the at-will nature of your employment with the Company.
     4. Entire Agreement. This Amendment, the Original Agreement, the Offer Letter, the Plan and any Option Agreements or Restricted Stock Award Agreement set forth the entire agreement of the parties hereto in respect of the accelerated vesting of stock options or restricted stock held by you and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the accelerated vesting of stock options held by you, is hereby terminated and cancelled.
     5. Miscellaneous. No provision of this Amendment may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Amendment. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California without regard to its conflicts of law principles. The section headings contained in this Amendment are for convenience only, and shall not affect the interpretation of this Amendment.

Please indicate your acceptance of this Amendment by returning a signed copy of this Amendment.

Sincerely,

/s/ Albert Hansen

Albert Hansen
Chairman of the Board of Directors
Questcor Pharmaceuticals, Inc.
Accepted by,

/s/ James L. Fares
James L. Fares

Date: February 14, 2007